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Exhibit 99.1

For Immediate Release

For Information Contact:
Reid Simpson Chief Financial Officer 312.706.1706 reids@eCollege.com	Kristi Emerson Public Relations Manager 303.915.9574 kristie@eCollege.com

eCollege® Outlines 2005 and Long-Term Financial Guidance

Company Expects 2005 Revenue Growth of 20 Percent and EPS Growth of More Than 40 Percent Over 2004 Guidance

        DENVER—February 1, 2005—eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced its financial guidance for 2005, as well as its long-term financial outlook. The Company expects the following results (growth rates shown are based on expected 2005 results as compared to the Company's most recently published 2004 guidance):

  2005 Revenue Guidance

  •
  Revenue of $106.0 to $108.0 million (growth of 19 to 21 percent).

  •
  eLearning Division revenue growth of 23 to 25 percent and Enrollment Division revenue growth of 18 to 20 percent.

  •
  Recognition of approximately 45 percent of 2005 revenue in the first half of the year.

  •
  For the eLearning Division, distance student enrollment growth of approximately 35 percent and overall student fee revenue growth of approximately 25 percent.

  2005 Earnings Guidance

  •
  Operating income of $9.5 to $11.0 million (growth of 23 to 38 percent).

  •
  Net income on a GAAP basis of $3.4 to $4.3 million (growth of 42 to 59 percent) (EPS of $0.15 to $0.19 based on an estimated 22.4 million diluted shares), assuming an effective tax rate of approximately 38.5 percent.

  •
  Adjusted Net Income of $10.4 to $11.5 million (growth of 20 to 28 percent) (Adjusted EPS of $0.46 to $0.51), which reflects adjustments for non-cash expenses including stock-based compensation, amortization of intangibles and non-cash interest expense.

  •
  Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of $19.1 and $20.8 million (growth of 21 to 29 percent).

  •
  Free Cash Flow of $11.5 to $13.2 million (growth of 25 to 39 percent), including cash interest expense of approximately $3.1 million and capital expenditures of approximately $4.5 million.

        In its fourth quarter of 2004, the Company expects to include in income the full value of a deferred tax asset (subject to certain restrictions) associated with approximately $66 million of net operating loss carry-forwards. This will result in a one-time tax credit of approximately $19 million and will require the Company to record a tax provision for Q4 2004, as well as going forward. The Company expects the tax provision rate to be approximately 38.5 percent. As a result of the net operating loss carry-forwards, the Company does not expect to pay cash taxes until 2008.

        "After an extensive strategic planning process this past year, we have confidence in the growth opportunities of the markets we serve and the strength of our leadership position in these markets,"

said Oakleigh Thorne, chairman and CEO of eCollege. "Furthermore, our long-term plans confirm the inherent operating leverage of our businesses."

        Highlights of the Company's financial outlook for the period 2005 though 2008 include:

  •
  Continued annual revenue growth of 20 percent or more.

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  Operating margins increasing each year to greater than 20 percent by 2008.

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  Annual net income growth increasing to more than 60 percent in 2006 and averaging more than 60 percent per year over the four-year period as a result of increased operating leverage, lower interest expense and increased operating efficiencies.

  •
  Annual Free Cash Flow growth rates in excess of 50 percent.

  •
  Capital expenditures averaging $4.0 to $4.5 million per year, with approximately 60 percent related to technology investment.

	2005
2005 Financial Guidance
	Low	High
	(in thousands, except per share data)
Revenue	$106,000	$108,000
Operating Income	9,500	11,000
Operating Margin	9%	10%
Interest Expense	4,000	4,000
Net Income before Tax	5,500	7,000
Income Tax (at 38.5%)	(2,100)	(2,700)
Net Income	$3,400	$4,300
Reconciliation of Adjusted EBITDA and Free Cash Flow to Net Income:
Net Income	$3,400	$4,300
Stock-based Compensation Expense	4,600	4,800
Amortization of Identified Intangibles	1,500	1,500
Non-cash Interest Expense	900	900
Adjusted Net Income(1)	10,400	11,500
Depreciation	2,900	2,900
Amortization of Capitalized Software	600	600
Cash Interest Expense	3,100	3,100
Income Tax	2,100	2,700
Adjusted EBITDA(1)	19,100	20,800
Cash Interest Expense	(3,100)	(3,100)
Capital Expenditures	(4,500)	(4,500)
Free Cash Flow(1)	$11,500	$13,200
Earnings Per Share
Weighted Average Shares—Diluted	22,400,000	22,400,000
Net Income Per Share—Diluted	$0.15	$0.19
Adjusted Net Income Per Share—Diluted	$0.46	$0.51

(1)
Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are not generally accepted accounting principles, or "GAAP," based measures. However, management believes, based on feedback from investors, analysts and other users of the Company's financial information, that Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are appropriate measures of the operating performance of the Company because they are an indication of the resources available for strategic opportunities and are used by many investors to assess the Company's profitability from current operations. Further, management believes, based on feedback from analysts, that Adjusted Net Income is an important measure that analysts use in estimating earnings for the Company, which estimates are used by investors and potential investors. Finally, as a result of the Company's acquisition of Datamark in Q4 2003 and related borrowings, Adjusted EBITDA has been defined by the Company's lenders as an important metric, and is used in the Company's debt compliance covenants. These measures, however, should be considered in addition to, not as a substitute for or superior to, net income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles. Because Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are used by some investors, analysts and other users of the Company's financial information as performance measures, they are reconciled herein to net income.

Conference Call

        As previously announced, eCollege will hold a conference call at 2:30 p.m. Mountain time (4:30 p.m. Eastern time) today to discuss 2005 guidance. eCollege will broadcast the conference call live over the Internet and interested parties may access the webcast through eCollege's Web site at www.eCollege.com.

        Additionally, a replay of the call will be available via telephone from approximately 5:30 p.m. Mountain time (7:30 p.m. Eastern time) on February 1, 2005 until 10 p.m. Mountain time (midnight Eastern time) on February 8, 2005. To listen to the replay, participants should dial 800-642-1687 and enter the conference ID: 3289668. A webcast replay will be available through eCollege's Web site for the next 12 months.

About eCollege

        eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company's eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company's Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education. eCollege was founded in 1996 and is headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com.

        This news release contains statements that are not historical in nature and that may be characterized as "forward-looking statements" within the meaning of the securities laws. Examples of these forward-looking statements would include statements about expected future revenue, expenses, operating income, net income, Adjusted Net Income, non-cash charges, EBITDA, Adjusted EBITDA, cash and cash equivalents, Free Cash Flow, profitability, customer enrollments and any other statements that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: the difficulty in predicting future growth due to the early stage of and rapid changes in the market for our products and services; our eLearning customers' ability to continue to build, grow and market their online programs; the difficulty in predicting changes in the mix of marketing products and services employed by customers of our Enrollment Division; substantial competition, including pricing competition, in the online education and enrollment and retentions services markets; technological developments, emerging industry standards and government regulations, and customer requirements, which continually require us to improve our software and services; a significant portion of our revenue is generated from a relatively small number of customers; our debt obligations could adversely affect our financial health and our ability to obtain financing and react to changes in our business; the possibility that we may not be able to achieve continued growth or profitability, or maintain current levels of revenue; our ability to protect our intellectual property and other proprietary rights from infringement; the impact of laws and regulations affecting education and the Internet; the ability of the Company to retain key executives at eCollege and Datamark; our lengthy sales cycle; our network infrastructure and computer systems failing; the vulnerability of our network to security risks; the possibility that we may not be able to raise additional capital on acceptable terms; Datamark's ability to develop and sustain long-term customer relationships; the cost of marketing activities, including mailing lists, materials and postal rates; the use in these estimates of preliminary allocations of the assets acquired and liabilities assumed from Datamark and the possibility that the Datamark operations could be disruptive to our existing business, may not be successfully integrated, and may not live up to financial or business expectations and the additional debt incurred increases our leverage and fixed debt service obligations; the effects general economic conditions may have on our revenues; and such other factors as are discussed in our most recent Form 10-K/A Annual Report and Form 10-Q Quarterly Report filed with the U.S. Securities and Exchange Commission ("SEC"), which you are encouraged to review in connection with this release. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

eCollege is a registered trademark of eCollege.

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eCollege® Outlines 2005 and Long-Term Financial Guidance